UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2025

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	MGPI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2025, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of MGP Ingredients, Inc. (the “Company”) approved the Company’s amended and restated Short Term Incentive Plan (the “STIP”), effective January 1, 2025, which will remain in effect until amended or terminated. The STIP is a broad-based plan designed to motivate and reward the Company’s employees by paying incentive awards based on the achievement of designated performance goals during annual performance periods.

Executive officers and certain non-union employees are eligible to participate in the STIP. The Company will select participants and establish incentive award target amounts for each participant other than executive officers. The Committee will determine whether and which executive officers will participate in the STIP and establish incentive award target amounts for executive officers. Each year, the Committee will establish the STIP performance goals for all participants. The Company will establish a cash bonus pool of at least 80% of the collective bonuses that would be required to be paid to all participants under the STIP as a result of the Company’s actual performance during the performance period without regard to any adjustments made after December 31 of the performance period. Following the completion of each annual performance period, the Committee will determine the extent to which the STIP performance goals have been achieved and the amount of cash bonuses to be paid. The entire cash bonus pool, at a minimum, must be paid out to participants. The Committee may delegate all or part of its authority under the Plan to one or more directors or officers of the Company, provided that the Committee may not delegate its responsibility to make STIP awards to executive officers.

A participant must be employed by the Company or its affiliates through the date that awards are paid. However, if a participant’s termination is due to death or disability, the Company will pay a prorated or full award, depending on the time of termination, based on actual performance. In the event that a change in control occurs and a participant’s termination of employment without cause occurs following the change in control in the same performance period (or a termination without cause occurs after the end of the performance period but before the date awards are paid), the participant will be entitled to receive, subject to the participant’s execution and non-revocation a release of claims, any unpaid award with respect to a completed performance period that precedes the termination date and a pro-rated award based on the Company’s actual performance for the performance period occurring when the change in control takes place.

The Company’s clawback policy will apply to awards granted under the STIP.

The foregoing description of the STIP does not purport to be complete and is qualified in its entirety by reference to the full text of the STIP, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	MGP Ingredients, Inc. Short Term Incentive Plan

104	The cover page from this Current Report on Form 8-K, formatted in iXBRL (Inline Extensible Business Reporting Language)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: February 13, 2024	By:	/s/ Brandon M. Gall
Brandon M. Gall, Interim President and Chief Executive Officer; Vice President, Finance and Chief Financial Officer